Exhibit 5.4

TROUTMAN SANDERS LLP Attorneys at Law 434 Fayetteville Street Suite 1900, Raleigh, North Carolina 27601 919.835.4100 telephone troutmansanders.com

April __, 2013

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Re:	ZyCare, Inc.’s Guarantee of Alere Inc.’s 7.250% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel to ZyCare, Inc., a North Carolina corporation (“ZyCare”), a wholly-owned indirect subsidiary of Alere Inc., a Delaware corporation (the “Issuer”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Issuer and certain subsidiaries of the Issuer (the “Subsidiary Guarantors”), including ZyCare, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer (the “Exchange Offer”) to exchange for the Issuer’s existing 7.250% Senior Notes due 2018 issued on December 11, 2012 (the “Old Notes”), together with the guarantees of the Old Notes by ZyCare and the other Subsidiary Guarantors, for up to $450,000,000 aggregate principal amount of the Issuer’s 7.250% Senior Notes due 2018 (the “New Notes”), together with the guarantees of the New Notes by ZyCare and the other Subsidiary Guarantors (the “Guarantees”). The New Notes and the Guarantees will be issued pursuant to the indenture dated as of May 12, 2009 (the “Base Indenture”) between the Issuer and U.S. Bank National Association as Trustee (the “Trustee”), as amended and supplemented by that certain Fifteenth Supplemental Indenture dated as of December 11, 2012 by and among the Issuer, the Subsidiary Guarantors named therein, and the Trustee (the “Fifteenth Supplemental Indenture”) and as further amended and supplemented by that certain Sixteenth Supplemental Indenture dated as of April 3, 2013 by and among the Issuer, the Subsidiary Guarantors named therein, and the Trustee (the “Sixteenth Supplemental Indenture” and together with the Base Indenture and the Fifteenth Supplemental Indenture, the “Indenture”), as contemplated by the Registration Rights Agreement dated as of December 11, 2012 by and among the Issuer, the Subsidiary Guarantors named therein, and Jefferies & Company, Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, as representatives of the initial purchasers. The Registration Statement and the Indenture are referred to collectively herein as the “Opinion Documents”.

ATLANTA        CHICAGO        HONG KONG        LONDON        NEW YORK        NEWARK        NORFOLK        ORANGE COUNTY        PORTLAND

RALEIGH        RICHMOND        SAN DIEGO        SHANGHAI        TYSONS CORNER        VIRGINIA BEACH        WASHINGTON, DC

Alere Inc.

Foley Hoag LLP

April __, 2013

In connection with the opinions set forth below, we have examined copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated articles of incorporation of ZyCare, as amended to the date hereof and on file with the office of the Secretary of State of the State of North Carolina, (ii) a certificate of existence issued by the office of the Secretary of State of the State of North Carolina with respect to ZyCare dated as of April 4, 2013, (iii) the Bylaws of ZyCare, as amended to the date hereof, and (iv) such other certificates, records and documents as we have deemed necessary or appropriate for the purposes of this opinion.

Other than as specifically noted herein, we have not examined any document other than those described herein or made any independent factual investigation. For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions: (i) all natural persons who are involved on behalf of ZyCare have sufficient legal capacity to enter into and perform the transactions contemplated by the Opinion Documents and the other agreements, instruments and documents delivered in connection therewith or to carry out their role in it; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete; and (iv) there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to, or affecting any of, the parties to the transaction.

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

1. ZyCare (i) is a validly existing corporation under the laws of the State of North Carolina, (ii) had the requisite corporate power and authority to execute and deliver the Sixteenth Supplemental Indenture, and (iii) has the requisite corporate power and authority to perform its obligations under the Indenture (including under its Guarantee therein).

2. The execution and delivery by ZyCare of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture, the performance by ZyCare of its obligations under the Indenture, and the Guarantee of ZyCare have been duly authorized by all requisite corporate action on the part of ZyCare.

3. Each of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture has been duly executed and delivered by ZyCare.

4. The execution and delivery by ZyCare of the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture and the performance by ZyCare of its obligations under the Indenture (including under its Guarantee therein) do not and will not violate ZyCare’s articles of incorporation or bylaws.

Alere Inc.

Foley Hoag LLP

April __, 2013

This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. In particular, we have rendered no opinion herein with respect to the New Notes, the Exchange Offer, or with respect to any securities laws or regulations.

In addition, we express no opinion with respect to any document other than those portions of the Indenture by which ZyCare is bound, and express no opinion as to the validity or enforceability of any document.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

The attorneys in this firm rendering this opinion are admitted to practice law in the State of North Carolina, and our opinion is only with respect to the existing laws of the State of North Carolina.

This opinion letter is furnished to the addressees of this letter in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,